Exhibit 3.3

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

RASER TECHNOLOGIES, INC.

ARTICLE I

The name of this corporation is “Raser Technologies, Inc.”

ARTICLE II

The duration of this corporation is perpetual.

ARTICLE III

The purpose or purposes for which this corporation is organized are: To engage in any other lawful act or activity for which corporations may be organized under the Utah Revised Business Corporation Act.

ARTICLE IV

The aggregate number of shares which this corporation shall have authority to issue is 255,000,000 shares, divided into two classes, 250,000,000 shares of common stock of a par value of one cent ($0.01) per share and 5,000,000 shares of preferred stock of a par value of one cent ($0.01) per share.

This corporation’s Board of Directors is authorized, without shareholder action, to amend these Articles of Incorporation to do any of the actions with regard to this corporation’s capital stock permitted under Section 16-10a-602 of the Utah Revised Business Corporation Act, or similar successor rule.

ARTICLE V

The address of this corporation’s registered office is

5152 North Edgewood Drive, Suite 375

Provo, Utah 84604.

The corporation’s registered agent at such address is:

Brent M. Cook

The undersigned hereby acknowledges and accepts appointment as the corporation’s registered agent:

/s/ Brent M. Cook
Signature
Brent M. Cook

ARTICLE VI

The Board of Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the first annual meeting of shareholders following the date hereof, the term of office of the Class I directors shall expire and the Class I directors shall be elected for a full term of three years. At the second annual meeting of shareholders following the date hereof, the term of office of the Class II directors shall expire and the Class II directors shall be elected for a full term of three years. At the third annual meeting of shareholders following the date hereof, the term of office of the Class III directors shall expire and the Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of shareholders, directors shall be elected for a full term of three years to succeed the directors of the class whose term expire at such annual meeting. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

ARTICLE VII

These Amended and Restated Articles of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment.

ARTICLE VIII

The provisions of the Control Shares Acquisition Act, Section 61-6-1 et seq., of the Utah Code, shall not apply to control share acquisitions of the securities of this corporation. This election is made in accordance with the provisions of Section 61-6-6 of the Utah Code.

ARTICLE IX

The authorized and treasury stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of stock of this corporation. Nor shall shareholders be entitled to vote cumulatively for directors of the corporation.

ARTICLE X

No contract or other transaction between this corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of its directors are directors or officers or are financially interested, shall be either void or voidable because of such relationship or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof which authorizes, approves, or ratifies such contract or transaction, or because his, her or their votes are counted for such purposes if: (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies the contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested Director; (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or (c) the contract or transaction is fair and reasonable to the corporation.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves, or ratifies such contract or transaction.